REDFIN CORPORATION
August 29, 2023

Adam Wiener
Delivered via Email
Re:    Terms of Separation & Advisory Services
Dear Adam:
This letter confirms the agreement (“Agreement”) between you and Redfin Corporation (the “Company”) concerning the terms of your separation and advisory services, and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.
1.Separation Date: September 8, 2023 is your last day of employment with the Company (the “Separation Date”).
2.Separation Compensation; Opportunity for Continued Advisory Services: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to provide you with the following:
a.Severance: The Company agrees to pay you, within fifteen (15) business days following the Effective Date (as defined below) of this Agreement, a lump sum payment in the gross amount of $450,000.00, less applicable state and federal payroll deductions, which equals twelve months of your base salary.
b.Bonus Payment: The Company agrees to pay you, within fifteen (15) business days following the Effective Date, a lump sum payment in the gross amount of $84,375.00, less applicable state and federal payroll deductions, which approximates 25% attainment of your annual target cash bonus.
c.COBRA Payment: The Company agrees to pay you, within fifteen (15) business days following the Effective Date, a lump sum payment in the gross amount of $18,910.00, less applicable state and federal payroll deductions, which represents twelve (12) months of your estimated monthly COBRA premium.
d.Advisor Agreement. The Company agrees to engage you as an advisor pursuant to the terms of the Advisor Agreement attached hereto as Exhibit A (the “Advisor Agreement”).
By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the separation compensation.
3.Equity Compensation. Through the Separation Date, and provided that you sign and do not revoke this Agreement, for so long as you provide the Advisory Services (as defined in the Advisor Agreement), your outstanding time-based restricted stock units to acquire shares of the Company’s common stock (the “RSUs”) and performance-based restricted stock units to

Adam Wiener

acquire shares of the Company’s common stock (the “PSUs”) will continue to vest (or remain eligible to be achieved and vest, with respect to the PSUs), pursuant to the terms and conditions of the respective award agreements and the Company’s 2017 Equity Incentive Plan (the “2017 Plan”), subject to your continued employment or other qualifying Service (as defined in the 2017 Plan, which includes the Advisory Services) on each applicable vesting date.
Your outstanding stock options to acquire shares of the Company’s common stock (the “Options”) are fully vested as of the date of this Agreement. Your rights concerning the Options will continue to be governed by the applicable stock option agreement (each, a “Stock Option Agreement”) and the 2017 Plan or 2004 Equity Incentive Plan (the “2004 Plan”), as applicable. Per the Stock Option Agreements, you will have three (3) months following your final day of Continuous Service (as defined in the 2004 Plan, which includes the Advisory Services) or Service (as defined in the 2017 Plan, which includes the Advisory Services), as applicable, or until the earlier expiration of the Option’s overall term, to exercise the Options. After such date, you will no longer have a right to exercise the Option as to any shares. To the extent you hold unexercised Incentive Stock Options (as such term is defined in the 2004 Plan), such Incentive Stock Options will be treated for tax purposes as Non-Statutory Stock Options (as such term is defined in the 2004 Plan) if they are not exercised within ninety (90) days of September 8, 2023, or your last day of employment with the Company, whichever is later.

This Agreement shall not be construed to amend, modify or supersede any of the provisions of the 2017 Plan or 2004 Plan, as applicable, or any award agreement for the RSUs, the PSUs or the Options. The number of shares subject to your outstanding RSUs, PSU and Options, and eligible to vest, as applicable, have been communicated separately to you.

4.Final Pay: On your final day of employment, the Company will pay you for all wages, salary, bonuses, reimbursable expenses previously submitted by you, accrued vacation (if applicable) and any similar payments due you from the Company as of the Separation Date.
5.Return of Company Property: You hereby warrant to the Company that, no later than your final day of employment, you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.
6.Post-Employment Obligations: You hereby acknowledge that: (a) you continue to be bound by the Employee Assignment, Arbitration and Confidentiality Agreement  attached hereto as Exhibit B (the “EAACA”); (b) as a result of your employment with the Company, you have had access to the Company’s proprietary and/or confidential information, and you will continue to hold all such information in strictest confidence and not make use of it on behalf of anyone; and (c) you must, and by your signature below confirm that you shall, deliver to the Company, no later than the Separation Date, all documents and data of any nature containing or pertaining to such information, and not take with you, or otherwise retain in any respect, any such documents or data or any reproduction thereof.
7.General Release and Waiver of Claims:
a.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options, restricted stock units or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known,

Adam Wiener

including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the Washington Law Against Discrimination, the Washington Paid Family and Medical Leave law, the Washington Family Care Act, the Washington Paid Sick Leave Law, and the Revised Code of Washington and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
b.You hereby acknowledge that you are aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect.
c.You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity you may have in your capacity as an officer of the Company, which may be provided pursuant to the Company’s certificate of incorporation or its bylaws, pursuant to any contract between the Company and you, including but not limited to, any indemnification agreement entered into by the Company and you, or any D&O insurance policy maintained by the Company, and any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
8.Covenant Not to Sue:
a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
b.Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
9.Protected Rights:
a.You understand that nothing in this Agreement, including the General Release and Waiver of Claims, Covenant Not to Sue, Non-disparagement and Confidentiality sections contained herein, limits, impedes or restricts your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”); You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including

Adam Wiener

providing documents (including this Agreement) or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies or prohibit you from providing truthful information in response to a subpoena or other legal process.
b.Further, nothing in the Non-disparagement and Confidentiality sections, or otherwise in this Agreement, shall prohibit you from discussing or disclosing workplace or work-related conduct (including conduct at the workplace, at work-related events coordinated by or through the Company, between employees, or between the Company and an employee, whether on or off the employment premises) that you reasonably believed, under Washington state, federal, or common law, to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, sexual assault, or that is recognized as against a clear mandate of public policy.
10.Non-disparagement: Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, you agree that you will not, directly or indirectly, make any disparaging oral or written statements that are disloyal or maliciously untrue (and specifically, made with knowledge of their falsity or with reckless disregard for the truth or falsity of the statements) regarding the Company or its products, services, directors, officers, employees and affiliated entities, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution. In turn, the Company agrees to instruct its current executive officers not to, directly or indirectly, disparage or make negative remarks regarding you. Nothing in this section shall prohibit you or the Company’s executive officers or members of the Board of Directors from providing truthful information in response to a subpoena or other legal process.
11.Indemnification. For the avoidance of doubt, you will continue to be covered by any indemnification under organizational documents and bylaws of the Company, the Indemnity Agreement between you and the Company and any other indemnification agreement between you and the Company, and remain named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time and as otherwise required by applicable law, subject to the terms and conditions of each.
12.Transition & Cooperation:
You agree to cooperate with the Company regarding matters within your knowledge or responsibility. Without limiting the foregoing, you agree: (i) to meet with the Company’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice to legal@redfin.com of contact by any non-governmental adverse party or such adverse party’s representative, including notice of service of any subpoena or other legal process in any matter related to the Company or your employment at the Company, except as may be required by law. To the extent allowed by law, the Company will reimburse you for reasonable expenses in connection with the cooperation described in this paragraph.
13.Arbitration: Any disputes between the parties shall be resolved in accordance with the provisions of the EAACA or your Arbitration Agreement with Redfin, as applicable, which shall remain in full force and effect in accordance with its terms..

Adam Wiener

14.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
15.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under Washington Rules of Evidence 408 and/or any other state or federal provisions of similar effect.
16.Complete and Voluntary Agreement: This Agreement, together with the Advisor Agreement, EAACA and the applicable equity award agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that the Change in Control Severance Agreement between you and the Company has expired and you have no rights thereunder. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of duress or coercion.
17.Clawback: Notwithstanding anything to the contrary herein, you remain subject to any applicable compensation clawback or recoupment policy adopted by the Company’s Board of Directors, or committee thereof, or required by law during the term of your employment or other service to the Company.
18.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, including, without limitation, any part of the General Release, Covenant Not to Sue, Non-disparagement and/or Confidentiality sections above, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
19.Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
20.Review of Separation Agreement; Expiration of Offer: You understand that you may take up to twenty-one (21) days to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the separation compensation to be provided to you pursuant to Section 2 and Section 3 will be provided only after the expiration of that seven (7) day revocation period.

Adam Wiener

21.Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).
22.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.
[Signature Page Follows]

Adam Wiener

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me. I wish you the best in your future endeavors.

Sincerely,

Redfin Corporation
By:
Glenn Kelman
Chief Executive Officer

READ, UNDERSTOOD AND AGREED

                        Date:
Adam Wiener

[Signature Page to Separation Agreement]

Adam Wiener

EXHIBIT A
Advisor Agreement

Adam Wiener

EXHIBIT B
Employee Assignment, Arbitration and Confidentiality Agreement